Exhibit 10.3

EXECUTION VERSION

GNC SUPPLY AGREEMENT

This GNC SUPPLY AGREEMENT (this “Agreement”), dated as of March 1, 2019 (the “Effective Date”), is by and between NUTRA MANUFACTURING, LLC, a Delaware limited liability company, with a place of business located at 1050 Woodruff Road, Greenville, South Carolina, 29607-4197 (“Supplier”) and GNC Supply Purchaser, LLC, a Delaware limited liability company, with a place of business located at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222 (“Purchaser”). Supplier and Purchaser are sometimes herein each referred to as a “Party” and collectively the “Parties”.

WITNESSETH

WHEREAS, pursuant to that certain Master Transaction Agreement, dated as of the Effective Date, by and among IVL, LLC (“Buyer”), IVL Holdings, LLC (“IVL Holding”), International Vitamin Corporation (“IVC”), GNC Holdings, Inc. (“GNC”), General Nutrition Corporation (“Parent”), GNC Newco Parent, LLC (“Seller”), and the Supplier (the “Master Agreement”) and the transactions contemplated thereby, IVC has acquired a majority of the outstanding equity interests in (and, in a series of subsequent transactions, will acquire all remaining outstanding equity interests) in Supplier, all as more fully described therein;

WHEREAS, Purchaser desires to market, distribute and sell certain Products (as defined below) under Trademarks (as defined below) owned by GNC and third parties; and

WHEREAS, Purchaser desires to engage Supplier as a source of supply for the Products, and Supplier desires to manufacture and supply such Products to Purchaser subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined in this Agreement, all capitalized terms used herein shall have the following meanings:

1.1. “Affiliate” means with respect to a Party, any Person that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with, such Party. For the purposes of this definition, control shall mean the direct or indirect ownership of: (a) in the case of corporate entities, securities authorized to cast more than 50% of the votes in any election for directors; (b) in the case of non-corporate entities, more than 50% ownership interest with the power to direct the management and policies of such non-corporate entity; or (c) such lesser percentage as may be the maximum percentage allowed to be owned by a foreign corporation under the Applicable Laws of a particular jurisdiction (outside of the United States) of the equity having the power to vote in the election of directors or to direct the management and policies of another entity.

1.2. “Anniversary Date” means an anniversary of the Measurement Date.

1.3. “Annual Cost Savings” means an amount equal to the actual Product Cost for the Historical Average Volume for the twelve (12) months ending on December 31, 2018, less the actual Product Cost of the Historical Average Volume for the twelve (12) months immediately preceding the applicable Anniversary Date.

1.4. “Applicable Laws” means all relevant federal, state, provincial, municipal or other local laws, statues, regulations, rules, Orders, and any other requirements of any Governmental Authority or any Applicable Regulatory Agency which apply to the development, registration, production, testing, labeling, packaging, storing, shipping, marketing and sale of the Products for a specific jurisdiction or as otherwise applicable to the respective obligations of each Party under this Agreement.

1.5. “Applicable Regulatory Agency” means any supra-national, federal, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other Governmental Authority regulating or otherwise exercising authority with respect to the Manufacturing, import and/or commercialization of the Products, including, as applicable, the FDA (as such term is hereinafter defined), Health Canada, the TGA (Australia) and the CFDA (China).

1.6. “Batch” means a specific quantity of Product that is intended to be of uniform character and quality, within specified limits, and is produced during the same cycle of Manufacture as defined by the applicable Batch Record.

1.7. “Batch Records” means, with respect to each Presentation of Product to be produced hereunder, a formal set of instructions for the production of each Presentation of Product. Batch Records shall be developed and maintained by the Supplier in the course of Manufacturing separate lots of the Products.

1.8. “Bulk Minimum Production Quantity” or “BMPQ” means the minimum quantity of each bulk Product formula that Purchaser must order within [***] of its Manufacture, as such BMPQ is set forth in Schedule 4.3(a)(i) (as may be amended upon mutual agreement of the Parties no more than once every [***], provided that if the BMPQ for a Product is not specified in said schedule, the BMPQ will be mutually agreed by the Parties and promptly added to Schedule 4.3(a)(i).

1.9. “cGMP” means the following to the extent applicable to the production of any Product: (a) the then-current good manufacturing practice regulations promulgated by the FDA pursuant to the FDC Act or promulgated by any other Applicable Regulatory Agency and (b) any other Applicable Laws relating to good manufacturing practices. For Products classified as dietary supplements, “cGMP” shall include (i) 21 CFR 110, 21 CFR 111 and applicable sections of 21 CFR 117, and (ii) all other present and future Applicable Laws relating to good manufacturing practices.

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1.10. “Confidential Information” means all know-how, secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement or generated pursuant to this Agreement, including information relating to the Disclosing Party’s proprietary processes, existing or proposed research, development efforts, activities to commercialize, Intellectual Property applications, business or products and any other materials that have not been made available by the Disclosing Party to the general public. Notwithstanding the foregoing sentences, Confidential Information shall not include any information or material that:

(i) was already known to the Receiving Party (other than under an obligation of confidentiality owed to the Disclosing Party), at the time of disclosure by the Disclosing Party;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(iv) was subsequently disclosed to the Receiving Party by a Third Party who had no legal obligation to the Disclosing Party not to disclose such information to others;

(v) is independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party; or

(vi) is approved for release by the Disclosing Party in writing.

1.11. “Controls” or “Controlled” means with respect to Intellectual Property, the ownership thereof, or the possession of the ability to grant licenses or sublicenses thereto without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party existing as of the date on which such license or sublicense is granted.

1.12. “Copyrights” means copyrightable works, copyrights (including for software in both source and object code) and database rights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions.

1.13. “Equipment” means any equipment or machinery purchased by Supplier or provided by Purchaser to Supplier specifically for the purpose of Manufacturing Product.

1.14. “FDA” means the United States Food and Drug Administration (or any successor entity).

1.15. “FDC Act” means the Federal Food, Drug and Cosmetic Act, including all FDA regulations arising thereunder, as any of the same may be amended from time to time.

1.16. “Finished Good Minimum Order Quantity” or “FGMOQ” means the minimum quantity of each finished good Product that Purchaser must order in each Purchase Order during the Term, as set forth in Schedule 4.3(a)(i) (as may be amended upon mutual agreement of the Parties no more than once every [***]), provided that if the FGMPQ for a Product is not specified in said schedule, the FGMOQ will be mutually agreed by the Parties and promptly added to Schedule 4.3(a)(i).

1.17. “Governmental Authority” means any supranational, national, federal, state, local, municipal, foreign or other government or quasi-governmental authority or any department, agency, commission, board, subdivision, bureau, agency, instrumentality, arbitrator, court or other tribunal of any of the foregoing.

1.18. “Historical Average Volume” means a volume of Initial Closing Products equal to GNC’s average annual order volume for the [***] ending on December 31, 2018.

1.19. “Initial Closing” shall have the meaning given to such term in the Master Agreement.

1.20. “Initial Closing Product” means each Product that is Manufactured by Supplier immediately prior to the Initial Closing, as such Initial Closing Products are described on Schedule 1.20.

1.21. “Intellectual Property” means all intellectual property rights throughout the world, including: (a) Patents, (b) Trademarks, (c) Copyrights, and (d) trade secrets and any other intellectual property rights in confidential or other proprietary information, including technical knowledge, specifications (including the Specifications), information, designs, formulae, methods, techniques, processes, procedures, inventions, know-how, data and information, clinical trial data and all other scientific data, documentation and other technology.

1.22. “Manufacture”, “Manufactured” or “Manufacturing” means all activities involved in the manufacturing of a Product, or any ingredient thereof, including (a) manufacturing process development and validation, process improvements, associated analytical development and validation, and the manufacture and testing of stability or consistency lots (including process development, qualification, QA, and test batches); and (b) manufacturing of a product for commercialization, labeling and packaging a product, in-process and finished product testing, quality assurance activities related to manufacturing and release of a product, ongoing stability tests, and, as applicable, regulatory activities related to any of the foregoing.

1.23. “Manufacturing Facility” means the Supplier’s facility located at 1050 Woodruff Road, Greenville, South Carolina 29607-4197, or Supplier’s facility located at 4941 Liberty Highway, Anderson, South Carolina 29621, as applicable.

1.24. “Measurement Date” means December 31, 2018.

1.25. “Minimum Order Quantity” means the Bulk Minimum Production Quantity or the Finished Good Minimum Order Quantity, as applicable.

1.26. “Packaging Facility” means the Supplier’s facility located at 4941 Liberty Highway, Anderson, South Carolina 29621.

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1.27. “Patents” means patents, patent applications (including provisional patent applications) and statutory invention registrations, including reissues, divisionals, continuations, continuations-in-part, renewals, extensions and re-examinations thereof, all patents which may issue on such applications, all inventions disclosed therein and improvements thereto, and all rights therein provided by international treaties or conventions.

1.28. “Person” means any individual, partnership, association, corporation, limited liability company, trust, joint stock company, unincorporated organization, Governmental Authority or other legal person or entity.

1.29. “Post-Closing Product” means each Product that is not Manufactured by Supplier immediately prior to the Initial Closing.

1.30. “Presentation” means the specific formulation and components for a Product as specified in the applicable Batch Record.

1.31. “Product” means any vitamin, herb, mineral, supplement or diet, health and sports nutrition GNC-branded product, and any other GNC or Third Party branded product, as such Products are described on Schedule 1.20, and any and all mutually agreed upon additions or deletions made with respect thereto during the Term. It is anticipated that multiple Products will be sourced from Supplier pursuant to this Agreement and that each Product governed by this Agreement will be set forth on a separate Schedule 1.31.

1.32. “Product Cost” means, at any date and with respect to any Product, [***].

1.33. “Quality Agreement” means the quality agreement to be entered into between the Parties, in accordance with Section 3.6.

1.34. “Raw Materials” means all raw materials, supplies and work in process components and packaging necessary to Manufacture any Products in accordance with the Specifications.

1.35. “Specifications” means, with respect to each Product, the Raw Materials, Manufacturing, artwork, labeling, packaging, quality assurance testing and other specifications for such Product, including any and all improvements, modifications, additions and deletions which Purchaser may make with respect thereto during the Term. Such improvements, modifications, additions and deletions to the Specifications shall only be effective when approved by the Parties in writing. The Specifications for each Product shall be codified in the Supplier’s quality management system.

1.36. “Supplier BOM” means, with respect to each Product: (a) a bill of materials Raw Material disclosure (input on all Raw Materials including overages): actives, flavors, excipients and Raw Material specifications where needed; and (b) bill of materials costs – Raw Material cost per kilo and packaging component costs.

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1.37. “Third Party” means any Person not being a Party or an Affiliate of a Party.

1.38. “Tier 1 Customer” shall have the meaning given such term in Schedule 4.1.

1.39. “Trademarks” means trademarks, service marks, trade names, trade dress, brand names, product names, logos, designs, slogans and all goodwill associated with the foregoing, any and all common law rights therein, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all extensions and renewals of any of the foregoing.

ARTICLE II

TERM

2.1. Term. The Term shall commence on the Effective Date and shall continue for a term of five (5) years unless extended or terminated in accordance with the terms of this Agreement (the “Term”).

2.2. Extension Years. No later than six (6) months prior to expiration of the initial Term specified in Section 2.1 the Parties shall mutually agree whether to extend the initial Term and shall negotiate in good faith the prices, terms and conditions for such extension.

ARTICLE III

MANUFACTURE AND SUPPLY OF PRODUCTS

3.1. Manufacture and Supply.

(a) During the Term, Supplier shall Manufacture for and supply Products to Purchaser, as and when ordered by Purchaser in accordance with this Agreement and Supplier’s standard operating procedures for Manufacturing Products, which are codified in the Supplier’s document control system (the “Standard Operating Procedures”). The Standard Operating Procedures shall be subject to modification from time to time in accordance with cGMPs. Nothing herein shall be construed to require Purchaser to exclusively purchase Products from Supplier.

(b) Notwithstanding anything to the contrary herein, upon any of the following events, product Manufacture and supply by Supplier under this Agreement will automatically be reset to one-half of the prior twelve month’s volume for the duration of the Term thereafter: (i) the filing of a bankruptcy petition or any similar insolvency proceeding or general assignment of its assets for the benefit of its creditors by Purchaser, in each case without the prior written consent of Supplier; (ii) any attempt by Purchaser to assign, or the assignment by Purchaser of, this Agreement, in each case without Supplier’s prior written consent; (iii) Purchaser consents to the entry of an order for relief in any involuntary bankruptcy proceeding filed against Purchaser; or (iv) Purchaser fails to take commercially reasonable efforts to defend against entry of an order for relief in any involuntary bankruptcy proceeding filed against Purchaser.

3.2. Standard of Care. Supplier shall (and shall cause its Affiliates and any subcontractors to) perform obligations hereunder in a timely and professional manner and in accordance with all Applicable Laws governing Manufacturing of Products, using the same degree of care, skill and prudence and using the same policies, accounting methods and procedures customarily exercised by Supplier when engaged in similar activities for Supplier’s business prior to the Effective Date. During the Term, Supplier agrees to devote sufficient organizational, financial and personnel resources necessary to perform its obligations under this Agreement and any applicable Purchase Orders, including maintaining capacity to Manufacture and deliver accepted Purchase Orders to Purchaser, subject to the terms therein.

3.3. Adherence to Specifications. During the Term, Supplier shall Manufacture all Products supplied to Purchaser in accordance with the Specifications provided by Purchaser, Supplier’s standard operating procedures, quality requirements and industry standards.

(a) In the event Purchaser desires to make changes that are required by any Applicable Regulatory Agency and that affect or impact Manufacturing, testing or the supply of Product, Purchaser shall provide written notice thereof to and consult with Supplier prior to finalizing any such changes, and Supplier shall implement such changes as promptly as practicable, and in any event within any applicable timeframes specified by the Applicable Regulatory Agency, provided Purchaser provides sufficient and timely notice. Purchaser shall be responsible for any costs incurred in order to implement any such changes to the Products or Raw Materials, and Supplier shall be responsible for any out of pocket costs incurred in order to implement any such changes to the Manufacturing process.

(b) In the event Purchaser desires to amend or make any changes to the Products, the labels or any applicable regulatory filings, or to make any other changes that are not required by any Applicable Regulatory Agency and that affect or impact the Manufacturing of Product, Purchaser shall consult with Supplier prior to finalizing any such changes, and shall consider in good faith any suggestions proposed by Supplier with respect to such changes. Supplier shall use commercially reasonable efforts to minimize all Purchaser Reimbursable Change Costs. Purchaser shall pay to Supplier any out-of-pocket costs incurred in order to implement any changes made under this Section 3.3(b) to Manufacture the Products (“Purchaser Reimbursable Change Costs”); provided that Supplier has obtained Purchaser’s prior written consent prior to commencing implementation of any such change and incurring such Purchaser Reimbursable Change Costs.

3.4. Raw Materials. Supplier shall be responsible for inspecting and releasing adequate Raw Materials based upon the Purchase Orders. Purchaser shall provide all Raw Material specifications, and may recommend certain Raw Material suppliers to Supplier, which Supplier shall consider in good faith. Notwithstanding the foregoing, if Purchaser is required to source any Raw Material from a specific supplier pursuant to any separate contract or as may be required by Applicable Law, then Purchaser shall procure such Raw Material directly from the applicable supplier, and then provide it to Supplier. Supplier shall be responsible for testing, inspecting and verifying that such Raw Materials meet Purchaser’s Specifications in compliance with cGMP. In the event Purchaser provides a Raw Material to Supplier, the applicable Product prices shall be adjusted accordingly, including adding any applicable storage and/or handling costs.

3.5. Supply to Third Parties. Purchaser acknowledges that, notwithstanding anything to the contrary in this Agreement, Supplier shall have the right to Manufacture and supply other products to third parties. Supplier shall plan its production capacities in accordance with the forecasts pursuant to Section 4.3 subject to the capacity of the Manufacturing Facility and the Packaging Facility. Supplier agrees to use commercially reasonable efforts to allocate sufficient Manufacturing resources in order to meet the forecasts provided pursuant to Section 4.3. If there shall be a shortage of Manufacturing resources which prevents Supplier from meeting both Purchaser’s forecast for any Product and its production requirements for any other customers, Supplier agrees to prioritize its resource allocation to meet its obligations to Purchaser in accordance with the same criteria Supplier applies to its other Tier 1 Customers. If Supplier anticipates that, despite the foregoing, there will be a shortage of supply to Purchaser, then Supplier shall promptly inform Purchaser of such shortage and a provide a timeframe within which Supplier estimates such shortage will be resolved by Supplier. During any month in which there is a shortage of supply for Product(s) (including shortages resulting from Force Majeure Events), Purchaser’s obligations to meet the Minimum Order Quantity requirements hereunder for such Product(s) shall be reduced proportionately to the percentage of the applicable Product(s) for which there is a shortage of supply, such reduction not to exceed twenty-five percent (25%) of such requirements for the duration of the shortage of supply of the applicable Product(s), provided that with respect to bulk Products, the Bulk Minimum Production Quantity shall only be reduced if and to the extent that the equipment at a Manufacturing Facility is capable of Manufacturing and supplying such a reduced quantity of bulk Products.

3.6. Quality Agreement. Purchaser and Supplier will provide each other with all necessary information relating to the Products and the Manufacturing facilities in order to finalize the Quality Agreement, and will execute the Quality Agreement within ninety (90) days following the Effective Date. In the event of any conflict or inconsistency between this Agreement and the Quality Agreement with respect to any quality related terms, the Quality Agreement will prevail.

3.7. Testing and Inspection of Product. Except as otherwise set forth herein with regard to Raw Materials, Supplier shall conduct all required quality control and other tests required to ensure that Products as Manufactured meet the mutually agreed upon Specifications and the cGMPs or other Manufacturing quality control regulations of the FDA or any other Applicable Regulatory Agency in the relevant jurisdiction. The details and frequency of such analyses, testing and evaluations will be negotiated in good faith and set forth in the Quality Agreement. The costs of such analysis, testing and evaluations shall be borne by Supplier. Supplier shall provide Purchaser with a Certificate of Analysis for each lot of Product, such Certificate of Analysis being substantially in the form as attached in Schedule 3.7.

ARTICLE IV

ORDERING AND PRICES

4.1. Prices. The prices for Products sold to Purchaser shall be as set forth in Schedule 4.1 (“Prices”).

4.2. Invoices. Supplier shall invoice Purchaser on a monthly basis, and Purchaser shall timely pay Supplier, for all Products and any other deliverables provided each month. Purchaser shall pay all amounts properly invoiced by Supplier and not disputed by Purchaser in good faith [***]. For the avoidance of doubt, Purchaser’s payment of any amounts due hereunder shall not be considered a waiver of Purchaser’s right to dispute such amount at a later date. Purchaser shall pay all amounts due hereunder in U.S. Dollars.

4.3. Ordering Quantities.

(a) The Minimum Order Quantities and lead times specified in this Section 4.3, and as may be set forth in Schedule 4.3(a)(i), will apply for all Purchase Orders (as defined below). The Parties shall work together in good faith to identify and discuss the applicable Minimum Order Quantities and lead times that are unreasonable or unrealistic, to mutually agree on appropriate changes, and to amend Schedule 4.3(a)(i) accordingly. On or before the Effective Date and on a rolling basis throughout the Term, Purchaser shall submit to Supplier a monthly forecast listing Purchaser’s requirements for Products [***].

(b) For the first two (2) years following the Initial Closing, Purchaser’s annual order volumes for Products shall be consistent with Purchaser’s actual order volumes of such Products in the 2018 calendar year, subject to the applicable Minimum Order Quantity, and the capacity of the Manufacturing Facility and the Packaging Facility. The lead time for each Product shall be at least [***], and the Parties agree that the Bulk Minimum Production Quantity for each Product will be a full production Batch size for such Product and that Purchase Orders will be made at the Bulk Minimum Production Quantity or the Finished Good Minimum Order Quantity or multiples thereof, subject to Section 3.4 and the remainder of this sentence; provided, however, that the Parties acknowledge that certain Products have historically been produced in small batches and the Parties agree to work together in good faith initially to accommodate such small-batch production until an economically efficient Batch size can be agreed, and further agree to work together in good faith to replace such Products with new Products that have more economically feasible Batch sizes. Prior to the issuance of a Purchase Order by Purchaser, the Parties shall mutually agree on the terms therein, including the quantity of (subject to the applicable Minimum Order Quantities) and delivery date for the Products.

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4.4. Ordering Products. Purchaser shall place firm orders for Product(s) using its standard purchase orders, setting forth the quantity, subject to the applicable Minimum Order Quantity, and type of Product required (each a “Purchase Order”). In the event of any conflict between the provisions of this Agreement and any Purchase Order, the provisions of this Agreement shall control. Supplier is obliged to accept the Purchase Orders placed by Purchaser pursuant to Section 4.3 and this Section 4.4, provided that if the quantity of the Product ordered pursuant to a Purchase Order exceeds [***] of the applicable monthly forecast for each Product listed in the Purchase Order submitted by Purchaser for the month in question (an “Over-Order”), Supplier shall use reasonable efforts to supply the excess quantity, provided, however, Supplier shall not be in breach of this Agreement for the inability of Supplier to supply such excess quantities of the Product. The foregoing provision relating to Over-Orders shall not apply to the launch of any new Product or Product line. Instead, prior to the launch of any new Product or Product line, the Parties shall work together in good faith to try to predict the expected demand, to have manufacturing capacity available due to the uncertainties in doing so, and to allocate resources to reasonably accommodate unexpected demand, subject to a mutually agreed Over-Order percentage for each new Product. Supplier will send an order confirmation to Purchaser no later than three (3) business days after receipt of the Purchase Order from Purchaser. If Purchaser returns a confirmation within the foregoing period, the Purchase Order shall be considered a “Confirmed Purchase Order”. If the Purchaser does not return a confirmation within the foregoing period, the Purchase Order (to the extent it is within [***] of the applicable monthly forecast for each Product listed in the Purchase Order) shall be deemed to be a Confirmed Purchase Order. The Purchase Order confirmation shall be sent to the contact of Purchaser specified in Article XVIII or as otherwise notified to Supplier by Purchaser in writing. All Purchase Orders shall be sent by (a) an electronic data interface set up by the Parties (“EDI”), or (b) if the EDI is not functioning, then by email to Supplier to the contact of Supplier specified in Article XVIII or such other email address designated by Supplier in writing to Purchaser.

ARTICLE V

DELIVERY

5.1. Shipment/Delivery Requirements. Purchaser’s Vendor Book, a copy of which is attached as Schedule 5.1 (and which may be modified from time-to-time by written notice from Purchaser to Supplier) sets forth Purchaser’s expectations with respect to all elements of Product delivery to Purchaser, and is provided to Supplier for purposes of information and guidance only (and notwithstanding anything to the contrary herein or therein, such Vendor Book does not create any contractual obligations hereunder). All Products shall be properly packed, marked and shipped in accordance with then-current Specifications in accordance with Supplier’s historical practices, unless otherwise agreed in writing by the Parties. All shipments shall be delivered EXW (Incoterms 2010) to the Purchaser portion of Supplier’s Packaging Facility (the “Delivery Point”), with title and risk of loss passing to Purchaser upon collection by Purchaser or a common carrier designated by Purchaser. Delivery shall be deemed complete once the Products are staged and palletized at the Delivery Point, with the proper paperwork applied. For the avoidance of doubt, Supplier shall not be obligated to engage in, or financially responsible for, any distribution or related logistics with respect to any Product. Purchaser shall procure, at its

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sole cost and expense, insurance covering damage or loss of Product during shipping. All shipping instructions of Purchaser shall be accompanied by the name and address of the recipient and the shipping date. Delivery will be deemed late if ninety-three percent (93%) of the full order (as specified in the applicable Purchase Order) has not been delivered in accordance with this Section 5.1 on the date the order is ready for pick-up (as specified in the applicable Purchase Order), or up to five (5) days early, at the Delivery Point.

ARTICLE VI

INSURANCE

6.1. During the Term, Supplier and Purchaser shall each, at its sole cost and expense, procure and maintain, whether through a self-insurance program or commercial policies:

(a) Commercial General Liability insurance including coverage for products/completed operations with annual limits of liability in an amount not less than $5,000,000 per occurrence; $5,000,000 general aggregate; and $10,000,000 products/completed operations aggregate, or their equivalent in non-US locations; and Marine Cargo Insurance covering transfers between Supplier’s Manufacturing Facilities in an amount not less than $350,000 per conveyance. Except with respect to the Marine Cargo Insurance policy, the foregoing insurance procured by Supplier shall name Purchaser and GNC Newco Parent, LLC as additional insureds. This insurance shall be primary and any insurance maintained by Purchaser shall be considered excess over Supplier’s insurance, to the extent that Purchaser is not found liable for such claim or loss.

(b) Workers’ Compensation insurance in accordance with statutory requirements including Employer’s Liability with limits in an amount not less than $1,000,000 each accident/disease, or its equivalent in non-US locations. The policy shall include a waiver of subrogation in favor of Purchaser.

6.2. All insurance policies required hereunder shall be endorsed to provide each Party with no less than thirty (30) days’ prior written notice in the event of cancellation or non-renewal. As applicable, the insurance company(s) providing these policies shall have a current A.M. Best rating of A-IX or better, and shall be licensed to do business in the applicable jurisdiction. Upon the other Party’s reasonable request, a certificate of insurance evidencing such insurance coverage will be provided promptly to such Party.

ARTICLE VII

ACCEPTANCE AND CLAIMS

7.1. Quality Control Tests. Until the parties execute the Quality Agreement, this Section 7.1 shall govern quality control; once the Quality Agreement is executed, it shall supplant this Section 7.1 in its entirety.

(a) Every Batch of Product supplied by Supplier shall be delivered in accordance with ARTICLE V, subject to Purchaser’s inspection, and may be rejected if any such Product fails to conform with any warranty of Supplier, the Specifications, or the other requirements set forth herein; provided, however, that Purchaser shall bear the cost of loss if the Product met all Specifications but was determined not to comply with Applicable Law. Such a rejection shall be communicated to Supplier within [***], from the later of (i) the date of packaging of such Product, or (ii) [***] from delivery of such Product, and will provide sufficient detail for the reasons for such rejection to permit Supplier to investigate the alleged non-conformity. Supplier shall not be deemed to be at fault if the Product met the applicable Specifications or if Raw Materials provided by Purchaser or a supplier mandated by Purchaser (as provided for in Section 3.4, provided that Supplier is compliant with its obligations under Section 3.4) were the reason for the non-conformity. Purchaser shall be deemed to have accepted each Batch in a shipment of Product if Supplier does not receive notice to the contrary within such [***] as set forth in this Section 7.1(a). In addition, and notwithstanding the foregoing, Purchaser will have the right to reject a Batch or part thereof, upon notice to Supplier, if Purchaser discovers any latent defects in a Batch or part thereof. If Purchaser rejects any Batch or part of a Batch, the Parties shall review the samples, Batch records and other information, as appropriate, to determine whether Supplier is at fault for any such non-conformity. If Supplier is deemed to be at fault, it shall replace the non-conforming Product at no further cost to Purchaser, and it shall reimburse Purchaser for all costs associated with the return and replacement of the non-conforming Product. If there is a disagreement between the Parties as to whether any Product conforms to the requirements of this Agreement, then samples, Batch records and other information, as appropriate and available, from the Batch in dispute will be submitted for testing and evaluation to an independent qualified testing laboratory agreed to by both Parties. The Parties agree that any testing method used by an independent qualified testing laboratory shall be reviewed to determine if it is fit for purpose and compliant with Good Manufacturing Practice Regulations. The Parties also agree that specification limits may from time to time be modified to reflect true process capabilities. Both Parties must agree to a Specification change. The determination of such laboratory as to conformance will be binding upon the Parties. If it is determined by such laboratory that the Product conformed to the requirements herein, the cost of any testing, evaluation by the testing laboratory and the total invoice value of the Product in question will be borne by Purchaser. If the Product is determined to have been non-conforming due to a failure of an obligation imposed by this Agreement on Supplier, the cost of any testing and evaluation by the testing laboratory will be borne by Supplier, Supplier shall replace the non-conforming Product at no further cost to Purchaser, and Supplier shall reimburse Purchaser for all costs with the return and replacement of the non-conforming Product. Notwithstanding anything to the contrary herein, no inspection or acceptance by Purchaser or its agents of the Products shall operate as a waiver of or limitation on Purchaser’s right to later reject Product under the terms hereof.

(b) Subject to Purchaser’s reasonable written request and at Purchaser’s sole cost and expense, and pursuant to Purchaser’s quality specifications, which are codified in the Supplier’s quality management system, prior to releasing Products satisfying Purchase Orders hereunder, Supplier shall deliver to Purchaser a representative sample of Products from each production lot (“Pre-Delivery Samples”) for inspection by Purchaser, and copies of the corresponding Batch Records and quality assurance testing records. Upon receiving such a request for Pre-Delivery Samples, Supplier shall not release any Products satisfying Purchase Orders until Purchaser has accepted the Pre-Delivery Samples; provided, however, that Purchaser shall be deemed to have

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accepted the Pre-Delivery Samples if Supplier does not receive written notice to the contrary within [***] of Purchaser’s receipt of the Pre-Delivery Samples. In the event that Purchaser requests Supplier to deliver Pre-Delivery Samples on a pending Purchase Order, Purchaser will adjust the agreed upon delivery date for the Products under such Purchase Order; however, unless the Parties otherwise agree in writing, Supplier shall deliver the Products to Purchaser as specified in each Purchase Order within the earlier of (i) [***] after Supplier receives written notice of Purchaser’s acceptance of the Pre-Delivery Samples or (ii) within [***] of Purchaser’s receipt of the Pre-Delivery Samples, if Purchaser does not provide written notice of acceptance of such Pre-Delivery Samples within the period set forth in this Section 7.1(b).

(c) Purchaser shall supply the Specifications for each Product and Supplier must meet all applicable Specifications for the production and supply of the Product, subject to the terms of this Agreement, including Section 3.6. Supplier agrees to conduct, at its expense, all testing on the Products that is required for the manufacture of the Product by Applicable Law, including, but not limited to, stability testing. In addition, all Products are subject to Purchaser’s Product Specification verification which shall be conducted at an independent laboratory at Purchaser’s sole cost and expense, and shall be completed within ten (10) business days (which period may be extended upon mutual agreement of the Parties). The charges will vary depending on the type of ingredients and the number of ingredients being tested. If a Product fails testing, the Product will be rejected, in addition to any other remedies available to Purchaser under this Agreement.

(d) Supplier agrees to provide Purchaser a Supplier BOM at the time of new Product sampling and with every iteration thereafter until final formulation approval by Purchaser (new, reform, flavor extension). With regard to specifications, the Parties agree that all Raw Materials specifications will be supplied to Supplier by Purchaser for any ingredients, and that packaging specifications will be supplied by Purchaser for any packaging components including, without limitation, the labels.

ARTICLE VIII

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1. Supplier Representations, Warranties and Covenants. Supplier represents, warrants and covenants that:

(i) As of the time of Product delivery, the Products (a) conform to the applicable Specifications; (b) are not adulterated; and (c) have been Manufactured, packaged, stored and shipped in accordance with cGMP.

(ii) Supplier (a) complies with all Applicable Laws affecting the performance of its duties hereunder and shall maintain any and all permits, certificates or licenses necessary for the conduct of its operations; and (b) has good title to the Products, free and clear of encumbrances of any kind; and (c) is a corporation validly existing under the laws of its state of incorporation, with all requisite power and authority to carry on the business in which Supplier is engaged and proposes to engage pursuant to this Agreement.

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(iii) The Manufacturing Facilities comply with all Applicable Laws. The execution and performance of this Agreement will not result in a violation or breach of any agreement or other instrument under which Supplier is bound or to which any of the assets of Supplier are subject or violate any relevant Applicable Laws. No authorization, consent, approval, permit, or filing of or with any Governmental Authority, any lender or lessor, or any other Person is required to authorize, or is required in connection with, the execution, delivery, and performance of this Agreement. Supplier’s acceptance of any Order shall constitute a continuing representation and warranty that the Products conform to the warranties contained herein. All such warranties shall survive inspection, tests, acceptance and payment until the applicable expiration date of the Products.

(iv) As of the time of Product delivery, the Products shall conform to all industry standards governing the Manufacture and supply of the Products. Supplier shall conduct and maintain a stability program to support U.S. and international Products. Supplier will provide Purchaser with all necessary manufacturer documentation necessary for international Product registration, shipping and distribution.

(v) Supplier shall: (i) retain the minimum number of samples of Product as are required and specified to comply with the retention requirements set forth in cGMP provisions, regulatory applications in the relevant jurisdiction and under all other Applicable Laws; (ii) report to Purchaser any confirmed out-of-Specification test results with respect to Product delivered to Purchaser within three (3) business days; and (iii) make any such out-of-Specification reports and findings related to those Products available for reasonable inspection by Purchaser or Purchaser’s designees. Supplier shall retain all production records of the Manufacture of Product in accordance with Applicable Laws.

(vi) Supplier shall: (i) report to Purchaser and open an investigation of all material out-of-Specification events in Manufacturing and complaints by Purchaser regarding such non-conformance within three (3) business days; (ii) report to Purchaser and open an investigation for all critical Manufacturing deviations within three (3) business days; (iii) keep Purchaser apprised no less frequently than daily upon Purchaser request or otherwise every week of the status of such investigations; and (iv) notify Purchaser about the results of completed investigations within three (3) business days and make copies of all non-privileged investigative reports available to Purchaser for review on premises upon the conclusion of the investigation with Purchaser. Supplier shall also inform Purchaser within three (3) business days of any notification or other information that it receives (directly or indirectly) from any person, which: (A) raises any material concerns regarding the safety of Product manufactured by Supplier, (B) indicates or suggests a potential material liability for either Supplier or Purchaser to third parties arising in connection with Product manufactured by Supplier, or (C) indicates a reasonable potential for a recall or market withdrawal of Products manufactured by Supplier; and shall provide copies of correspondence related thereto within fifteen (15) days of receipt of such notification, provided that all such correspondence shall be considered confidential business information and subject to the terms and conditions in Article XII as Supplier Confidential Information.

(vii) Supplier shall inform Purchaser of any Applicable Regulatory Agency inspection of the Manufacturing Facility at least seven (7) calendar days in advance of such inspection, or in the case of an unannounced inspection or notification from an Applicable Regulatory Agency within five (5) days of such inspection, shall inform Purchaser within one (1) business day that such inspection was initiated. Supplier shall, within five (5) business days after receipt by Supplier, provide copies to Purchaser of all inspection observation reports and other regulatory communications that may affect any Product. Supplier shall also provide copies of Supplier’s proposed responses to such inspection observation reports and other regulatory communications within three (3) business days of their preparation (the inspection observation reports, Supplier’s proposed and actual responses and other regulatory communications are referred to collectively as “Regulatory Audit Materials”). Purchaser will be allowed to review and comment on those Regulatory Audit Materials that pertain directly to any Products or the Manufacture thereof, provided that Purchaser is able to provide Supplier with a timely (with “timely” meaning within the period specified in Applicable Law) response to such Regulatory Audit Materials. Supplier will reasonably consider Purchaser’s comments. With regard to the Products, Supplier and Purchaser shall jointly decide as to what corrective measure, if any Supplier should take, and Supplier shall keep Purchaser informed on a regular, ongoing and periodic basis of related developments. With regard to the Manufacturing Facilities, Supplier shall have the sole discretion decide as to what, if any, corrective measure, Supplier should take.

(viii) Within ten (10) days of Supplier’s receipt of Purchaser’s written request, Supplier shall provide Purchaser with any and all documentation, records and any and all information (whatever the format) related to the Manufacture of Product by Supplier, excluding any IVC Existing Intellectual Property to allow Purchaser or its Affiliates to prepare and file on a timely basis supplements or amendments to regulatory applications or to provide any information requested by Regulatory Agencies or otherwise required pursuant to Applicable Laws.

8.2. Purchaser Representations, Warranties and Covenants. Purchaser represents, warrants and covenants that (i) the Specifications shall be in conformance with Applicable Laws and the regulatory applications, (ii) Purchaser is responsible for ultimately determining (with Supplier’s reasonable assistance) that the Products, and all label information, including efficacy claims and all ingredient and consumer information, comply with Applicable Laws, (iii) Purchaser shall determine if any warnings on the Products are required under The Safe Drinking Water and Toxic Enforcement Act of 1986, California Health & Safety Code Sections 25249.5 et seq. (“Proposition 65”) and, if so, Purchaser shall supply labels including legally compliant warnings, and (iv) all Products shall be stored, marketed, and distributed in compliance with all Applicable Laws. In the event Purchaser proposes changes to the Specifications, Purchaser shall, as soon as commercially practicable, advise Supplier of such proposed changes. Supplier shall inform Purchaser within ten (10) business days after receipt thereof as to any scheduling, quality or Manufacturing concerns or price adjustments that may reasonably result from such changes. In the event that Supplier wishes to propose any material change to the Manufacturing process or the Specifications, it shall provide all relevant details related to such proposed change for review by Purchaser, but shall not implement any such change prior to Purchaser’s approval, which approval Purchaser shall not reasonably withhold or delay, and any necessary approval by the Applicable Regulatory Agency.

8.3. Additional Purchaser Representations, Warranties and Covenants. Purchaser further represents, warrants and covenants that:

(i) Purchaser has not engaged and will not engage in any business other than the purchase and sale of the Products;

(ii) Except for those contracts that are set forth in Schedule 8.3 to this Agreement, Purchaser has not and will not enter into any contract or agreement with any Third Party or any Affiliate of Purchaser without the prior written consent of Supplier, not to be unreasonably withheld, conditioned or delayed;

(iii) Purchaser has not made and will not make any loans or advances to any Affiliate, any Third Party or any other Person, and has not and shall not acquire obligations or securities of its Affiliates;

(iv) Purchaser has been, is, and intends to remain solvent and Purchaser has paid and intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets;

(v) Purchaser was formed for the purpose of entering into this Agreement on February 26, 2019, and as promptly as reasonably possible following the date hereof, will implement systems to maintain all of its books, records, financial statements (which financial statements may be unaudited and shall be prepared in accordance with the United States of America’s generally accepted accounting principles (“U.S. GAAP”)), resolutions, agreements and bank accounts separate from those of its Affiliates, any Third Party and any other Person and otherwise in accordance with this Agreement;

(vi) Purchaser’s assets will not be listed as assets on the financial statement of any Person, provided, however, that Purchaser’s assets may be included in a consolidated financial statement of its Affiliates or on tax balance sheets of its Affiliates to the extent required by Applicable Laws, provided that (a) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Purchaser and such Affiliates and to indicate that Purchaser’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other person, and (b) such assets shall be listed on Purchaser’s own separate balance sheet;

(vii) Purchaser has been, will be, and at all times has held and will hold itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate of Purchaser), shall correct any known misunderstanding regarding its status as a separate Person, shall conduct business in its own name and shall not identify itself or any of its Affiliates as a division or department or part of the other, other than for federal income tax purposes (but only if it is a disregarded entity for federal income tax purposes) or in accordance with Section 8.3(vi) above, and will, as promptly as reasonably possible following the date hereof, maintain and utilize separate stationery, invoices and checks bearing its own name;

(viii) Purchaser has maintained and shall at all times maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(ix) Purchaser has not sought nor will seek or effect the liquidation, dissolution, winding up, division, consolidation or merger, in whole or in part, of Purchaser, and Purchaser has not been the product of, the subject of or otherwise involved in, in each case, any limited liability company division (whether pursuant to a plan of division or otherwise);

(x) Purchaser has not and will not commingle the funds and other assets of Purchaser with those of any Affiliate, any Third Party or any other Person, and has held and will hold all of its assets in its own name;

(xi) Purchaser has and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate, any Third Party or any other Person;

(xii) Purchaser has not and will not assume or guarantee or become obligated for the debts of any other Person and does not and will not hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person

(xiii) Purchaser has not permitted and will not permit any Affiliate independent access to its bank accounts (it being understood that employees of Affiliates performing services on behalf of Purchaser pursuant to services arrangements between Purchaser and its Affiliates may be granted access to such accounts);

(xiv) Purchaser has paid and intends to pay its own liabilities and expenses, including the salaries of its own employees (if any) from its own funds, and has maintained and shall maintain a sufficient number of employees (if any) in light of its contemplated business operations;

(xv) Purchaser will use commercially reasonable efforts to allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including shared office space (to the extent applicable);

(xvi) Purchaser has not pledged and will not pledge its assets for the benefit of any other Person;

(xvii) Purchaser is a limited liability company and has organizational documents that, in each case, provide that such entity will not (A) dissolve, divide, merge, liquidate, consolidate; (B) sell, transfer, dispose, or encumber all or substantially all of its assets or acquire all or substantially all of the assets of any person; or (C) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this Section without the consent of the Supplier or an Affiliate thereof; and

(xviii) Purchaser has not, does not, and will not have any of its obligations guaranteed by an Affiliate.

For the avoidance of doubt, the covenants set forth in this Section 8.3 shall not survive any termination of this Agreement.

8.4. Representations, Warranties and Covenants of Both Parties. Each Party represents, warrants and covenants that:

(i) such Party is duly formed and in good standing under the laws of the jurisdiction of its formation and has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder,

(ii) this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting he availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or in equity,

(iii) all necessary consents, approvals and authorizations of all Regulatory Agencies and Governmental Authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained or will be renewed during the Term, and

(iv) each Party shall make good faith, commercially reasonable efforts (consistent with Applicable Law) to (a) refrain from taking actions that would negatively impact the other party’s existing customer relationships and (b) to take actions to enhance such existing customer relationships.

For the avoidance of doubt, the covenants set forth in this Section 8.4 shall not survive any termination of this Agreement.

8.5. Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT.

ARTICLE IX

ADDITIONAL OBLIGATIONS OF SUPPLIER

9.1. Financial Audits. Purchaser shall have the right, at its sole cost and expense, and upon reasonable prior written notice to Supplier, to have access to the relevant portions of Supplier’s records during normal business hours, but not more than once in each calendar year, as may be reasonably necessary to examine such records of Supplier in order to verify the Initial Closing Product Cost, Product Cost and Annual Cost Savings.

9.2. Quality Assurance Audits. Purchaser or its authorized representatives may conduct reasonable in-depth quality assurance, and good manufacturing practice audits of the Manufacturing Facility and Packaging Facility at Purchaser’s sole cost and expense. Such audits shall be arranged by mutual agreement of the Parties, but in no event later than five (5) business days after Purchaser reasonably requests such audit. Such audits may include all aspects of the

Manufacturing Facility related to the Manufacture of the Products and all procedures, operations and quality control records with respect thereto. At Purchaser’s sole cost and expense, Purchaser’s authorized representatives will be permitted by Supplier to enter the Manufacturing Facility during normal business hours to do the following with respect to records, procedures operations and materials relating to the manufacture of Products for Purchaser:

(i)	inspect manufacturing and quality control records;

(ii)	observe quality control testing operations;

(iii)	inspect Raw Materials, lots of Products in process, finished Products, Equipment and other facilities used to Manufacture, store or package the Products; and

(iv)	conduct such tests and other inspections as Purchaser reasonably deems necessary.

Supplier shall provide Purchaser with a reasonable number of copies of quality control and Manufacturing records of the Products and to take random samples of the Products at any stage of Manufacture or packaging; provided that Purchaser shall exercise best efforts to minimize any disruption to Supplier’s operations in connection therewith. Purchaser agrees to hold the results of any such audit as confidential, absent an express obligation under Applicable Law requiring disclosure, in which case Purchaser shall disclose only such information as is required by Applicable Law to disclose or report.

9.3. Record Maintenance/Availability. Supplier shall maintain during, and deliver to Purchaser after, the Term, Manufacturing and packaging records for each production lot, including Batch Records and records of quality control tests required to be kept by Applicable Law. These records shall be maintained during the Term and shall not be destroyed, even after expiration or termination of this Agreement, without Purchaser’s prior written consent unless no longer required by Applicable Law or this Agreement. Upon termination or expiration of this Agreement, or upon the cessation of Supplier’s Manufacture of a particular Product, Purchaser shall take possession of such records. These records shall be promptly provided to Purchaser during the Term at its request.

9.4. Inability to Perform. Supplier shall notify Purchaser promptly in writing whenever it has reason to believe that it may be, or may become, unable to perform any of the material terms of this Agreement. If Supplier is unable to so perform as of the start date indicated in a given Purchase Order and such non-performance is not due to Purchaser, Purchaser may cancel such Purchase Order or portion thereof without penalty.

9.5. Investigations of Returned Materials. Supplier will reasonably cooperate with Purchaser in the investigation of any Product returned to Purchaser or Supplier by a consumer or Purchaser customer if the investigation implicates, in Purchaser’s reasonable judgment, any activity of Supplier. Such cooperation shall commence within two (2) calendar days of receiving notification from Purchaser.

9.6. Product Complaints. It is expected that complaints and inquiries will be communicated by customers and consumers to Purchaser via telephone or written correspondence. It is Purchaser’s responsibility to log and respond to all complaints and inquiries according to Purchaser’s standard operating procedures. If either Party becomes aware of a Product complaint, such Party shall notify the other Party within five (5) days of receipt of the complaint. The Supplier will investigate and respond to Product complaints as reasonably requested by Purchaser in accordance with regulations governing cGMP. Upon such request, the Supplier shall investigate the complaint promptly and provide a written summary of its findings to Purchaser within thirty (30) days after commencement of such investigation.

ARTICLE X

RECALLS; OBSOLESCENCE

10.1. Recalls. In the event: (a) Purchaser reasonably determines that any Product should be recalled due to its non-conformance with the terms of this Agreement; (b) any Applicable Regulatory Agency issues a request, directive or order that any Product be recalled; or (c) a court of competent jurisdiction orders such a recall (either (b) or (c) together, an “Order”), each Party shall take all appropriate corrective actions reasonably requested by the other Party or any Applicable Regulatory Agency. Only Purchaser is authorized to conduct a recall of a Product. Supplier shall cooperate fully with Purchaser in the event of any such recall and provide such assistance in connection therewith as Purchaser may reasonably request. To the extent such recall solely results from: (i) Supplier’s failure to properly and completely perform any covenant, agreement or undertaking on the part of Supplier contained in this Agreement, including supply of Product that conforms to Specifications; (ii) the negligence or willful misconduct of Supplier or its directors, officers, employees, agents, contractors, successors and assigns; or (iii) Supplier’s failure to follow Applicable Laws to the extent required under this Agreement, then Supplier shall be responsible for: (x) its own out-of-pocket costs for such recall; (y) Purchaser’s reasonable and documented out-of-pocket costs for such recall; and (z) replacing as soon as commercially practicable, at no cost or expense to Purchaser, Product that conforms to the Specifications. If and to the extent the recall results from any other reason, Purchaser shall be responsible for its costs of such recall and Supplier’s reasonable and documented out-of-pocket costs for such recall. For purposes of this Agreement, out-of-pocket costs of such recall shall be all direct expenses incurred by either Party relative to notification, shipping, disposal and return of the recalled or withdrawn Product, which shall include making Purchaser whole, subject to Section 16.3 (Limitation of Liability) on consumer returns of the Product at retail. The Parties have the right to audit such recall costs. Purchaser shall be responsible for coordinating any and all such recall activities with the Regulatory Agencies, its customers or otherwise. Purchaser and Supplier shall agree on all public statements regarding any recall, and neither Party shall make any public statements regarding this Agreement without the Party’s prior, written approval.

10.2. Obsolescence. In the event of any formulation changes or Product discontinuations, Purchaser shall be responsible for three (3) months’ worth of on-hand inventory of the finished Products and the Raw Materials purchased by Supplier for the Products in question (plus any such inventory that exceeds the applicable binding three (3) month forecast for such Products, but only to the extent that Supplier had to purchase such Raw Materials components in excess of the amount set forth in the applicable binding three (3) month forecast due to the minimum purchase amounts imposed by all available third-party suppliers, and provided that Supplier notified Purchaser in writing of the excess purchase amount at the time of purchase); provided that, in each case, Supplier is unable to repurpose such Raw Materials (e.g. by using the Raw Materials for other customers or products) and such re-purposing is feasible under the circumstances and Supplier is unable to exchange or return the Raw Materials to the applicable third-party supplier. The three (3) month period will be based on the highest three (3) month forecast over the twelve (12) month period immediately preceding the formulation change or discontinuation. Purchaser, can, at its sole discretion, choose to have those Raw Materials it is responsible for converted to finished Products by Supplier under the conditions of this Agreement. Supplier shall, at Purchaser’s direction and sole cost and expense, return to Purchaser or destroy any obsolete labels or packaging bearing a trademark owned by Purchaser.

ARTICLE XI

PACKAGING

All artwork, advertising , labeling, including all Product efficacy claims, ingredient, consumer use, and packaging information used by Supplier for Products shall be provided to Supplier by Purchaser in writing prior to release of the first shipment of a Product following the Effective Date of this Agreement. Such artwork, advertising and packaging information is and shall remain the exclusive property of Purchaser. Such artwork, advertising and packaging information or any reproduction thereof may not be used by Supplier following the termination of this Agreement, or during the Term in any manner other than solely for purposes of performing hereunder.

ARTICLE XII

CONFIDENTIALITY

12.1. Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that each Party, upon receiving or learning of any Confidential Information of the other Party in connection with this Agreement, shall keep such Confidential Information confidential and otherwise shall not disclose or use such Confidential Information for any purpose other than as provided for in this Agreement. The Receiving Party shall advise its employees, consultants and other agents who might have access to the Disclosing Party’s Confidential Information of the confidential nature thereof and agrees that its employees, consultants and other agents shall be bound by the terms of this Agreement. The Receiving Party shall not disclose any Confidential Information of the Disclosing Party to any employee, consultant or other individual who does not have a need for such information.

12.2. Authorized Disclosure. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is reasonably necessary to exercise the rights granted to or retained by it under this Agreement in defending litigation, complying with Applicable Law, or if required by Governmental Authorities (including Regulatory Agencies), provided that (a) to the extent it may legally do so, it will give reasonable advance notice to the Disclosing Party of such disclosure to enable the Disclosing Party to challenge or limit the disclosure, (b) the Receiving Party also uses reasonable efforts to limit the disclosure, and to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise), and (c) the Receiving Party limits the disclosure to only that information that it is required to disclose.

12.3. Return of Confidential Information. Upon termination of this Agreement, the Receiving Party shall promptly return, or at the Disclosing Party’s request, destroy all of the Disclosing Party’s Confidential Information, including all reproductions and copies thereof in any medium, except that the Receiving Party may retain one copy for its legal files.

12.4. Unauthorized Use. If a Receiving Party becomes aware or has knowledge of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, it shall promptly notify the Disclosing Party of such unauthorized use or disclosure.

ARTICLE XIII

INDEPENDENCE OF THE PARTIES

In connection with this Agreement, Supplier and Purchaser shall at all times act as independent parties without the right or authority to bind the other with respect to any agreement, representation or warranty made with or to any Third Party. The relationship continued hereby between Purchaser and Supplier is in all respects a commercial relationship. Nothing herein shall be construed as imposing any fiduciary obligations on either Party, or as establishing any partnership or joint venture between the Parties, or as rendering one Party an agent of the other. Nothing in this Agreement shall create or be deemed to create the relationship of employer and employee. Except as otherwise stated herein, Supplier and Purchaser each shall be responsible for all costs, expenses, taxes and liabilities arising from the conduct of its own business, as well as from the activities of its officers, directors, agents or employees, and each shall hold harmless and indemnify the other from any such obligations. For the avoidance of doubt, nothing herein shall affect in any way the relationship between Supplier and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, pursuant to any other agreements between such Persons.

ARTICLE XIV

TERMINATION

14.1. Termination. Except as otherwise stated herein, this Agreement may be terminated as follows:

(a) At any time by the mutual written consent of the Parties;

(b) Immediately by either Party in the case of a material breach by the other Party of any one or more of the terms of this Agreement which is reasonably curable but not remedied within thirty (30) days after receipt by the breaching Party of written notice of the breach as sent by the terminating Party, or if such breach cannot reasonably be cured within such thirty (30) day period, if the breaching Party has failed to commence such cure within such period and diligently prosecute such cure to completion within a reasonable time thereafter;

(c) Immediately by Supplier in the event that Purchaser attempts to assign this Agreement without the prior written consent of Supplier, which consent may be withheld in Supplier’s sole and absolute discretion; or

(d) Immediately by either Party (i) upon the entry of a decree or order for relief by a court having jurisdiction in respect of the other Party in an involuntary case under the United States Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, receivership or other similar law, in the United States or any other country, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; (ii) upon the filing by the other Party of a petition for relief under the United States Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency, reorganization, receivership or similar law, in the United States or any other country; (iii) upon admission by the other Party that it cannot pay its debts as they come due or that a fair value of its assets is less than the sum of its liabilities (including a reasonable estimate of any contingent liabilities); or (iv) if the other Party makes an assignment for the benefit of its creditors or proposes a written agreement for composition of its debts.

14.2. Rights upon Termination. Unless otherwise directed by Purchaser, Supplier shall complete all work in process on Purchase Orders received prior to termination of this Agreement and shall use all reasonable efforts to reduce the quantity of Raw Materials that will remain after fulfillment of such Purchase Orders. Purchaser shall purchase all Products Manufactured pursuant to such Purchase Orders. In addition, to the extent that any Raw Materials do remain, Purchaser shall be responsible for three (3) months’ worth of on-hand Raw Materials for each Product, (plus any such inventory that exceeds the applicable binding three (3) month forecast for such Products, but only to the extent that Supplier had to purchase such Raw Materials components in excess of the amount set forth in the applicable binding three (3) month forecast due to the minimum purchase amounts imposed by all available third-party suppliers, and provided that Supplier notified Purchaser in writing of the excess purchase amount at the time of purchase); provided that, in each case, Supplier is unable to repurpose such Raw Materials (e.g. by using the Raw Materials for other customers or products) and is unable to exchange or return the Raw Materials to the applicable third-party supplier. The three (3) month period will be based on the highest three (3) month forecast for each Product, as applicable, over the twelve (12) month period immediately preceding the termination. Supplier shall be responsible for all other remaining Raw Materials.

14.3. Transition. For nine (9) months after termination of the Agreement (or such shorter period of time as mutually agreed to in writing by the Parties) regardless of cause, the Parties agree to continue to honor the terms of this Agreement so that the Parties may transition their businesses to different suppliers and manufacturers in an orderly fashion.

ARTICLE XV

FORCE MAJEURE

15.1. Effects of Force Majeure. Except for the obligation to pay any amounts due and payable under this Agreement, neither Party shall be held liable or responsible for failure or delay in fulfilling or performing any of its obligations under this Agreement to the extent that such failure or delay is due to any condition beyond the reasonable control of the affected Party, including acts of God, acts of war or terrorism, government regulation or order, embargoes, or acts of civil or military authority, fire, flood, earthquake, embargoes, shortages, epidemics, quarantines, civil commotion, strikes or acts, omissions, or delays in acting by any Governmental Authority, or Applicable Laws (each a “Force Majeure Event”). Such excuse shall continue as long as the Force Majeure Event continues. Upon cessation of such Force Majeure Event, such Party shall resume performance hereunder as soon as commercially practicable.

15.2. Notice of Force Majeure Event. Each Party agrees to give the other Party notice within three (3) business days following its first knowledge of any Force Majeure Event, as to the nature thereof and the extent to which the affected Party expects to be unable to fully perform its obligations hereunder. The Party experiencing any such event further agrees to use commercially reasonable efforts to correct the Force Majeure Event as soon as commercially practicable and to give the other Party periodic updates including notice when it expects to be fully able to perform such obligations. In the event that Supplier cannot supply Products under an outstanding Order due to a Force Majeure Event that lasts more than thirty (30) consecutive business days, Purchaser has the right to cancel any such outstanding Purchase Order without penalty; provided, however that, in the event of any such cancellation, Purchaser will still be obligated to pay any amounts due and payable under this Agreement or any Purchase Orders.

ARTICLE XVI

INDEMNITY

16.1. Indemnification of Purchaser. Supplier shall indemnify, defend and hold harmless Purchaser and its Affiliates, and its and their employees, officers and agents (the “Purchaser Indemnities”) from and against any and all damages, liabilities, costs, expenses, penalties, claims, and causes of action, including reasonable attorney’s fees (“Losses”), incurred in a Third Party action to the extent arising out of or relating to (a) any material breach by Supplier of a warranty, representation, or covenant hereunder, or any other material breach of this Agreement by Supplier, or (b) Supplier’s gross negligence or willful misconduct.

16.2. Indemnification of Supplier. Purchaser shall indemnify, defend and hold harmless Supplier and its Affiliates, and its and their employees, officers and agents from and against any and all Losses, incurred in a Third Party action to the extent arising out of or relating to (a) any material breach by Purchaser of a warranty, representation, or covenant hereunder, or any other material breach of this Agreement by Purchaser, (b) Purchaser’s gross negligence or willful misconduct, or (c) the formulations, Specifications, use, sale, distribution, advertising, labeling, warnings on the Products or marketing of the Products.

16.3. Limitation of Liability. EXCEPT FOR (A) ANY INFRINGEMENT OR MISAPPROPRIATION BY ONE PARTY OF ANY OF THE OTHER PARTY’S OR ANY THIRD PARTY’S INTELLECTUAL PROPERTY, RESPECTIVELY OR (B) BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ITS PERFORMANCE UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF REVENUES, PROFITS OR DATA, WHETHER IN CONTRACT OR TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.4. Notice; Indemnification Procedures. As a prerequisite for indemnification hereunder: (i) as soon as the Party claiming indemnification (the “Indemnified Party”) has actual notice of the matter for which indemnification is sought, it shall give notice of such matter to the party claimed to be responsible for indemnification (the “Indemnifying Party”) within ten (10) business days after receipt of such notice; (ii) the Indemnifying Party shall have the right to conduct any investigation reasonably necessary and to control the defense, litigation, appeal, compromise and/or settlement of the matter with the assistance and cooperation of the Indemnified Party, its employees and agents as may be reasonably requested to be provided, at the Indemnifying Party’s expense; and (iii) the Indemnifying Party shall have sole control and authority with respect to the defense, litigation, appeal, compromise and/or settlement of such claim (except to the extent that any settlement involves material commitments, responsibilities or obligations on the part of the Indemnified Party, in which case such settlement shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably delayed, conditioned or withheld). A failure by the Indemnified Party to comply with the notice requirements of this Section 16.4 will not relieve the Indemnifying Party of its obligations under this Section 16.4 except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnified Party reserves the right to participate at its own cost in any proceedings with counsel of its own choosing; provided, however, the Indemnified Party shall at all times be subject to the Indemnifying Party’s sole control and authority with respect to defending the claim. The indemnity and defense obligations of the Parties shall survive acceptance of the Products and payment therefor by Purchaser, and shall be the sole and exclusive remedy of the Indemnified Party for the subject matter described.

ARTICLE XVII

INTELLECTUAL PROPERTY

17.1. Existing Intellectual Property. [***]

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17.2. New Developments.

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17.3. License to Supplier. [***]

17.4. No Implied Licenses. [***]

17.5. Termination of License. [***]

ARTICLE XVIII

NOTICES

All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed sent, given and delivered (a) immediately if given by personal delivery, (b) one (1) day after deposit with an overnight delivery service, (c) three (3) days after deposit in the mail via registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) and (d) upon confirmation of receipt if given by electronic mail, facsimile or other customary means of electronic communication as provided below:

If to Supplier:	Nutra Manufacturing LLC
1050 Woodruff Road
Greenville, SC 29607-4206
Attn: General Manager

With a copy to:	Sidley Austin LLP
1999 Avenue of the Stars, 17th Floor
Los Angeles, CA 90067
Attention: David M. Grinberg
Tel: (310) 595-9470
Email: dgrinberg@sidley.com

If to Purchaser:	GNC Supply Purchaser, LLC
300 Sixth Avenue
Pittsburgh, Pennsylvania 15222
Tel: (412) 288-4600
Fax: (412) 288-4764
Attn: Kenneth A. Martindale

***	Certain information on this page has been omitted and filed separately with the SEC. Confidential treatment has been requested with respect to the omitted portions.

Tricia Tolivar
Email: ken-martindale@gnc-hq.com
tricia-tolivar@gnc-hq.com

With a copy to:	Latham & Watkins LLP
330 N. Wabash Ave
Suite 2800
Chicago, IL 60611
Tel: (312) 876-7700
Fax: (312) 993-9767
Attention: Jason Morelli
Email: Jason.morelli@lw.com

or to such other address or facsimile number as any Party shall notify the other Parties (as provided above) from time to time. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

ARTICLE XIX

MISCELLANEOUS

19.1. International Product Registration. Supplier shall be responsible for the registration with FDA of its establishment in the United States to the extent required by Applicable Law. Purchaser shall be responsible for registration with FDA of its establishments, including any registration requirements associated with shared use of Supplier’s warehouse, to the extent required by Applicable Law; provided that Supplier shall provide Purchaser with the documentation necessary for such registration. The Parties agree to work cooperatively to ensure compliance with all international product registration requirements . Supplier shall provide necessary technical resources and assistance in connection with international product regulations and shall cooperate with Purchaser or Purchaser’s designated agent or licensee in the process of making applications with Applicable Regulatory Agencies to have the Products duly registered in Purchaser or its Affiliate’s name. Supplier shall cooperate in the process of applying for and obtaining any and all approvals necessary for importing, manufacturing, distributing, marketing and selling the Products, including without limitation such approvals as may be required from any foreign, national or local regulatory authority, provided no such approval requires a capital expenditure by Supplier. Supplier will use commercially reasonable efforts to promptly provide requested certificates, respond to inquiries and cooperate with the process necessary to address regulatory issues and diligently pursue each such application for registration of the Products. Upon request of Purchaser, and at Purchaser’s sole cost and expense, Supplier agrees to provide Purchaser with any and all requested documents for international product registration to register the Products in any foreign country, including the formula, recipe, and Certificate of Analysis.

19.2. No Assignment. Purchaser acknowledges that certain aspects of its performance under this Agreement are personal and proprietary in nature, and that Purchaser’s identity is a material term required by Supplier agreed to enter into and perform under this Agreement. Examples of Purchaser’s unique performance include, but not are not limited to, its obligations under the following sections of the Agreement: Article X, Article XI, Section 17.1, and Section 17.3. Neither Party may assign this Agreement without the prior written consent of the other Party hereto, which consent may be granted or withheld by each other Party at its sole and absolute discretion and any purported assignment without the prior written consent of the other Party shall be void ab initio and of no force or effect.

19.3. Subcontracting. Supplier will not use any subcontractor excluding part-time and agency-staffed personnel to perform any work under this Agreement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned. Supplier shall remain responsible for all subcontracted obligations hereunder, and shall be liable for the actions and omissions of its subcontractors in connection herewith.

19.4. Enforceability. The parties hereto agree that this Agreement shall be legally binding upon them and their respective legal representatives, successors and permitted assigns.

19.5. Entire Agreement. Subject to Section 3.6, this Agreement, including its attachments/schedules, contains the entire understanding of the Parties relating to the subject matter hereof, and supersedes all prior discussions and agreements between them with respect to the specific subject matter herein contained, and, except as set forth herein, neither Party shall be bound by any definition, condition, warranty or representation other than as expressly stated in this Agreement or as subsequently set forth in any instrument in writing signed by an authorized officer of each Party. This Agreement may be modified only by written instrument signed by both Parties. To the extent that any term, condition or requirement listed in any exhibit or schedule to this Agreement conflicts with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control. Other than quantities and prices, the terms contained in either Party’s Purchase Order, invoice or acknowledgement price-list or in any other forms are of no force or effect, unless otherwise mutually agreed to in writing by the Parties. Any rescission, modification or amendment of this Agreement not made in compliance with this Section 19.5 shall be void ab initio.

19.6. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

19.7. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

19.8. No Third Party Rights. Except for any Third Party beneficiaries specifically referred to in this Agreement, the provisions of this Agreement are for the exclusive benefit of the Parties to this Agreement, and no other Person (including without limitation any creditor of any Party to this Agreement) shall have any right or claim against any Party to this Agreement by reason of those provisions or be entitled to enforce any of those provisions against any Party to this Agreement.

19.9. Publicity. Neither Party shall use the name, Trademark, trade name or other designation of the other Party in advertising, publicity or other promotional activity without the prior, express, written permission of the other Party. In addition, Supplier shall not in any form (including, without limitation, photographic, written, verbal, electronic or otherwise) disclose any of the contents of this Agreement and/or its Exhibits, except the Quality Agreement and as requested or inspected by relevant Governmental Authorities, and Supplier will refrain from advertising or promoting the fact of this Agreement’s existence or the existence of Supplier’s relationship with Purchaser without the prior, express, written permission of Purchaser.

19.10. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

(a) This Agreement, and all Actions (whether at law or in equity, whether in contract or tort, statute or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof or thereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the law of the State of Delaware, without regard to the choice of law or conflicts of law principles thereof. The Parties expressly waive any right they may have, now or in the future, to demand or seek the application of a governing law other than the law of the State of Delaware.

(b) Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Action except in such courts, (ii) agrees that any claim in respect of any such Action may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Action in the Court of Chancery of the State of Delaware or such federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in the Court of Chancery of the State of Delaware or such federal court. Each of the Parties agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Article XVIII. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 19.10.

19.11. Interpretation. The titles, headings and captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “hereby,” “herewith,” “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section or paragraph hereof; (b) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (c) masculine gender shall also include the feminine and neutral genders, and vice versa; (d) words importing the singular shall also include the plural, and vice versa; (e) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement; (f) all Exhibits or Schedules of or to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any capitalized terms used in such Exhibits or Schedules and not otherwise defined therein shall have the meaning set forth in this Agreement; (g) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the sign “$” means the lawful currency of the United States of America; (i) all references to “days” mean calendar days and all references to time mean Eastern Time in the United States of America, in each case unless otherwise indicated; (j) any references in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality; and (k) derivative forms of defined terms will have correlative meanings. The Parties acknowledge that each Party and its attorney has reviewed and participated in the drafting of this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

19.12. Rights and Obligations. The rights and obligations of the parties shall continue under Article VI (Insurance), Article VIII (Representations, Warranties and Covenants), Article XII (Confidentiality); Article XVI (Indemnity), Article XVII (Rights and Licenses);, to the extent expressly stated therein, Article XVIII (Notices); Article XIX (Miscellaneous) and Section 14.2 (Rights upon Termination).

19.13. Non-Solicitation of Employees. During the term of this Agreement, and for a period of [***] following the expiration or termination of this Agreement, neither Party shall solicit any key employee of the other Party who was, directly or indirectly, connected with the Manufacture, supply or use of any Product hereunder without the prior written consent of the other Party. For the avoidance of doubt, with respect to IVC, the employees of Supplier (other than certain key employees of Supplier specifically identified by GNC) shall be excluded from the scope of such non-solicitation obligation.

19.14. Customers. Supplier agrees that it will not intentionally interfere with Purchaser’s relationship with its private-label or similar customers, including with respect to Purchaser’s financial relationship with such customers, provided, however, that for clarity, the foregoing shall not prohibit Supplier from marketing to, selling, servicing, supplying or otherwise restricting Supplier’s freedom to do business with such customers at any time, as long as Supplier does not use any Purchaser Intellectual Property while engaging in the foregoing.

19.15. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF or other equivalent format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement as of the Effective Date.

NUTRA MANUFACTURING, LLC

By:	/s/ Eric Bauer
Name:	Eric Bauer
Title:	Chief Financial Officer

GNC SUPPLY PURCHASER, LLC

By:	/s/ Susan M. Canning
Name:	Susan M. Canning
Title:	Vice President & Secretary

[Signature Page to GNC Supply Agreement]